Exhibit 10.1.a.

Separation Agreement, dated April 5, 2003, by and between Richard J. Duszynski and AGL Resources Inc.

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SEPARATION AGREEMENT

This Separation Agreement (“Separation Agreement”) is hereby made by and between RICHARD J. DUSZYNSKI (herein called “Employee”) and AGL RESOURCES INC. (which, with its subsidiaries and affiliates, is herein called “the Company”).

It is the purpose of this Separation Agreement to specify the payments and benefits to which the Employee is entitled as a result of the Company’s termination of the Employee, as well as any payment and benefits which the Company desires to grant to the Employee. This Separation Agreement has been offered to the Employee for a period of 21 days for his consideration.  In consideration of the mutual benefits to each party, the parties agree as follows:

1.

TERMINATION OF EMPLOYMENT AGREEMENT.  The Employment Agreement between Richard J. Duszynski and AGL Services Company, dated June 19, 2001, as amended by First Amendment to Employment Agreement, dated February 28, 2002, (the “Employment Agreement”), is hereby terminated, except as specifically provided in numbered paragraph 7 hereof.

2.

DATE OF SEPARATION.  The Employee ceased to be an employee of the Company effective as of November 30, 2002 (the “Separation Date”).

3.

SEVERANCE PAY.  The Employee will be entitled to severance pay equal to 24 months of his base salary as in effect on the Separation Date, less applicable withholdings.  The severance pay shall be payable in a lump sum as soon as practicable following the latest of: (i) the Company's receipt of this signed Separation Agreement and (ii) the end of the seven-day revocation period described in numbered paragraph 16 hereof.  This severance pay shall be paid in lieu of any severance pay the Employee would be eligible to receive under the AGL Resources Inc. Employee Severance Pay Plan, as amended (or its successor) and in lieu of any payments due under the Employment Agreement.

4.

ANNUAL BONUS.

(a)

Sequent Incentive Compensation Plan.  The Employee shall be entitled to incentive compensation of $54,155.00 for the period April 1, 2002 through December 31, 2002, calculated according to the Sequent Incentive Compensation Program.  This incentive compensation shall be payable according to the terms of the Employee’s prior written election for such incentive compensation as soon as practicable following the latest of: (i) the Company's receipt of this signed Separation Agreement; (ii) the end of the seven-day revocation period described in numbered paragraph 16 hereof; and (iii) the date when all other participants eligible for incentive compensation under the Sequent Incentive Compensation Program are paid for the period April 1, 2002 through December 31, 2002.

(b)

AGL Networks.  The Employee shall be entitled to incentive compensation of $50,000.00 based on the financial results of AGL Networks, LLC for fiscal year 2002.  This incentive compensation shall be payable in a lump sum as soon as practicable following the latest of: (i) the Company's receipt of this signed Separation Agreement; (ii) the end of the seven-day revocation period described in numbered paragraph 16 hereof; and (iii) the closing of the financial books and records for AGL Networks, LLC for fiscal year 2002.

(c)

ATPI.  The Employee will not be eligible for any incentive compensation under the Company’s Annual Team Performance Incentive Plan for the performance measurement period October 1, 2001 through December 31, 2002 or for any other period.

5.

STOCK OPTIONS, STOCK APPRECIATION RIGHTS AND PERFORMANCE UNITS.

(a)

Nonqualified Stock Option No. OIP01-01.  Fifty percent of option shares under this option agreement (40,000 option shares) became exercisable on April 1, 2002.  Notwithstanding any language in the Nonqualified Stock Option Agreement or the Officer Incentive Plan to the contrary, the 40,000 exercisable option shares shall remain exercisable until April 1, 2011.  The remaining 40,000 unexercisable option shares shall be cancelled as of the Separation Date.

(b)

Nonqualified Stock Option No. 01-01.  All 70,216 option shares under this option agreement became exercisable on October 1, 2002.  Notwithstanding any language in the Nonqualified Stock Option Agreement or the Long-Term Incentive Plan (1999) to the contrary, all 70,216 option shares shall remain exercisable until October 1, 2007.

(c)

Nonqualified Stock Option No. 02-105.  As of the Separation Date, none of the 42,105 option shares under this option agreement are exercisable.  Such 42,105 option shares shall be cancelled as of the Separation Date.

(d)

Stock Appreciation Right No. 02-02.  As of the Separation Date, none of the 45,137 stock appreciation rights under this stock appreciation rights agreement are exercisable. Notwithstanding any language in the Stock Appreciation Rights Agreement to the contrary, all 45,137 stock appreciation rights shall become exercisable on April 1, 2003 and shall remain exercisable until April 1, 2008.

(e)

Performance Unit No. PU-02.  As of the Separation Date, none of the 232,500 performance units are vested.  Such 232,500 performance units shall be cancelled as of the Separation Date.

6.

BENEFITS.  The Employee shall cease to be eligible to participate in all employee benefits plans, arrangements and policies of the Company as of the Separation Date, except as may be required by law or the plan provisions or except as may be provided by this Separation Agreement.  The Company will keep in force the $1,000,000.00 life insurance policy on the Employee’s life until December 31, 2004.  If the Employee should elect continuation coverage under COBRA, the Company will pay the Employee’s premiums for such coverage for up to eighteen months or until the Employee is no longer eligible for such coverage, whichever comes first.  The Employee will be entitled to a cash payment equivalent to the unvested company match portion of the Employee’s 401(k) account with the Company.  This payment shall be payable in a lump sum as soon as possible following the latest of: (i) the Company's receipt of this signed Separation Agreement and (ii) the end of the seven-day revocation period described in numbered paragraph 16 hereof.

7.

RESTRICTIVE COVENANTS.  The Employee acknowledges that the terms of Section 4 of the Employment Agreement survive the termination of the Employment Agreement, and Employee agrees to comply with the terms of Section 4 of the Employment Agreement.

8.

COOPERATION AFTER SEPARATION DATE.  The Employee agrees to cooperate fully with the Company for a period of two (2) years following the Separation Date and to assist the Company and to act on its behalf thereafter on all matters relating to his employment, his duties and the conduct of business, including any proceeding, hearing, litigation, claim or suit involving the Company as a party or witness and as to which the Employee possesses knowledge or information which is relevant to the proceeding, hearing or litigation or in which the Company deems that the Employee’s cooperation is needed.  This cooperation shall include, but not be limited to, meeting with counsel for the Company as soon as possible following the execution of this agreement with respect to litigation referenced on Exhibit “A” hereto.  The Company agrees to reimburse the Employee for all reasonable “out-of-pocket” expenses related to provision of the services referenced in this Section, provided the Employee receives advance approval of such expenses by the Company’s President and provides the Company with receipts and invoices for all such expenses in accordance with the Company’s general expense reimbursement policy.  The Company will not otherwise compensate the Employee for his cooperation with the Company pursuant to this paragraph.

Should the Employee be contacted or served with legal process seeking to compel him to disclose any such information, he agrees to notify the Company’s General Counsel immediately, in order that the Company may seek to resist such process if they so choose.  If the Employee is called upon by the Company to serve as a witness or consultant in or with respect to any potential litigation, or regulatory proceeding, he agrees to cooperate with the Company to the full extent permitted by law, and the Company agrees that any such call shall be with reasonable notice, shall not unnecessarily interfere with his later employment or enterprise, and shall provide for payment for his time at $200.00 per hour.  The Company agrees to reimburse the Employee for all reasonable “out-of-pocket” expenses related to provision of the services referenced in this paragraph, provided the Employee receives advance approval of such expenses by the Company’s President and provides the Company with receipts and invoices for all such expenses in accordance with the general expense reimbursement policy.

9.

NONDISPARAGEMENT.  The Employee agrees that he shall not make any untrue statement or criticism, written or oral, nor take any action which is adverse to the interests of the Company or that would cause the Company, its affiliates, subsidiaries, divisions or its current and former officers, directors, employees, agents, or shareholders embarrassment or humiliation or otherwise cause or contribute to such persons being held in disrepute by the public or the Company’s clients, customers, or employees.  The Company agrees that its officers and directors at the time of execution of this Agreement shall not make any untrue statement or criticism, written or oral, nor to take any action which is adverse to the interests of the Employee or that would cause the Employee or his family embarrassment or humiliation or otherwise cause or contribute to such persons being held in disrepute by the public or the Company’s clients, customers, or employees.

10.

NEUTRAL REFERENCES.  The Employee acknowledges and agrees that the Company shall provide the Employee, upon the request of the Employee, or any prospective employer of the Employee, upon the request of the Employee, with a neutral reference letter which will contain a factual recitation of the Employee’s employment history with the Company, and which will include dates of hire and termination, positions held and similar factual information.  This neutral reference letter will contain no evaluation information as to the Employee’s job performance or job history.

11.

GENERAL RELEASE.  The Employee hereby, for himself, his spouse, heirs, executor or administrator, assigns, insurers, attorneys and other persons or entities acting or purporting to act on his behalf, irrevocably and unconditionally releases, acquits and forever discharges the Company, its affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by the Company and said plans’ fiduciaries, agents and trustees, from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Employee has, has had, or may in the future claim to have against the Company by reason of, arising out of, related to, or resulting from Employee’s employment with the Company or the termination thereof.  This release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, any claim arising under federal, state or local law concerning employment practices, and any claim relating to compensation or benefits.  This specifically includes, without limitation, any claim which the Employee has or has had under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, as amended, and the Employee Retirement Income Security Act of 1974, as amended.  It is understood and agreed that the waiver of benefits and claims contained in this Section does not include a waiver of the right to payment of any vested, nonforfeitable benefits to which the Employee or a beneficiary of the Employee may be entitled under the terms and provisions of any employee benefit plan of the Company which have accrued as of the Separation Date and does not include a waiver of the right to benefits and payment of consideration to which the Employee may be entitled under this Separation Agreement.  The Employee acknowledges that he is entitled only to the benefits and compensation set forth in this Separation Agreement, and that all other claims for any other benefits or compensation are hereby waived and released, except those expressly stated in this Separation Agreement or the immediately preceding sentence.

Employee shall not release but shall retain his rights to (i) coverage under the Company’s director’s and officer’s fiduciary errors and omissions and other liability insurance policies that by their terms would apply to his acts and omissions while serving the Company, its subsidiaries and affiliates, (ii) any indemnification arrangements with the Company (including pursuant to the Company’s By-laws) that apply to his service to the Company, its subsidiaries and affiliates, (iii) any claims arising from a breach of this agreement, (iv) his vested benefits under the Company’s plans, and (v) his rights as an option holder and shareholder of the Company.

The Company acknowledges that by entering into this Agreement, Employee does not admit to any lawful or tortious conduct or any other wrongdoing.  The Company further agrees that neither this Agreement nor any action taken in connection with this Agreement will constitute an admission or any evidence of unlawful or tortious conduct or wrongdoing on Employee’s part.

12.

ATTORNEY’S FEES.  The Company understands that the Employee has sought the advice of counsel in the negotiation of this Separation Agreement.  The Company will pay the fees of Employee’s counsel, up to $3,500.00, upon presentation to the Company of an invoice from such counsel.

13.

The Company has paid and the Employee has received his accrued but unused vacation.

14.

NO FURTHER CONSIDERATION.  The Employee agrees that the consideration described previously in this Separation Agreement shall constitute the entire amount of monetary consideration due Employee under the Employment Agreement or this Separation Agreement, that he is not entitled to any further monetary consideration whatsoever from the Company (apart from any and all unknown claims related to vested and nonforfeitable retirement benefits, payments, rights, including all rights, if any, under ERISA, if any), and that he will not seek any further compensation or consideration for any other claimed damages, costs, or attorneys' fees in connection with the matters encompassed in this Separation Agreement or any other events or circumstances that existed or occurred prior to his execution of this Separation Agreement.

15.

PENALTIES.  In addition to any legal or equitable remedies available to the Company, including injunctive relief, the Employee agrees and acknowledges that if he violates any provision of this Separation Agreement or Section 4 of the Employment Agreement, the Company may immediately cease any and all payments and benefits payable to the Employee hereunder, after first notifying Employee of the alleged breach and giving the Employee 15 days to cure any alleged breach.

16.

REVOCATION PERIOD.  The Employee has been given at least twenty-one (21) days to consider the terms of this Separation Agreement, has been advised by the Company to seek legal counsel if he so desires, and has sought legal counsel.  For a period of seven (7) days following execution of this Separation Agreement, the Employee may revoke this Separation Agreement.  Any and all payments and benefits provided under this Separation Agreement shall not commence until the end of the seven-day revocation period.  The Employee may revoke his execution of this Separation Agreement by sending written notice of revocation by Certified Mail (return receipt requested) within that period to:

Mr. Dan Hennig

AGL Resources Inc.

Ten Peachtree Place

Suite 1200

Atlanta, GA  30309

Any notices to Employee shall be delivered to:

Mr. Richard J. Duszynski

14 Pastoral Pond Circle

The Woodlands, Texas 77380

17.

GOVERNING LAW.

This Separation Agreement shall be construed in accordance with, and governed by, the laws of the State of Georgia, except to the extent that the laws of the United States shall otherwise apply.

18.

ENTIRE AGREEMENT.  This Separation Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supercedes all prior and contemporaneous oral and written agreements and discussions.  In addition, any and all other agreements in existence between the Employee and the Company shall terminate effective as of the Separation Date.

The rights and obligations of the Company under this Agreement will inure to the benefit of and be binding upon the successors and assigns of the Company.  Specifically, but not by way of limitation, in the event of the merger of the Company with another institution, the merged entity will be bound by the terms of this Agreement as if it had entered into this Agreement initially, and such merged entity will be substituted for the Company as its successor for all purposes throughout this Agreement.  Employee cannot assign any rights accruing to him under this Agreement.  This Agreement may not be modified except by an agreement in writing signed by both Employee and the Company.

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IN WITNESS WHEREOF, the undersigned have executed this Separation Agreement on the 5th day of April, 2003.

EMPLOYEE:

/s/ Richard J. Duszynski___________

Richard J. Duszynski

COMPANY:

AGL RESOURCES INC.

BY: /s/ Paul R. Shlanta____________

Paul R. Shlanta

        Senior Vice President

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EXHIBIT “A”

Claude W. Straub v. Sequent Energy Management, L.P., District Court of Harris County, Texas, Civil Action No. 200303988

Raymond Wade Doshier v. AGL Networks, LLC, District Court of Harris County, Texas

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